Question 77 C)  Matters submitted to a vote of security holders

On April 19th, 2004, a special meeting of the members of the Short-Term Fund (the "fund") of TIP to: consider for approval a proposal to amend the advisory agreement between the fund and TAS ("Proposal 1"); consider for approval to amend the fund's investment objective ("Proposal 2"); consider for approval to amend the fund's current fundamental restriction with respect to concentration of investments, pursuant to which the fund is required to invest more than 25% of its total assets in the banking industry or the finance industry ("Proposal 3").

Shares represented by proxy totaled 7,369,537.931 or 58.7% of the funds outstanding shares. The results of the shareholder vote were as follows:

Proposal 1
For:  7,369,537.931 (equal to 58.7% of outstanding shares);
Against: 0 (equal to 0% of outstanding shares);
Abstain: 0 (equal to 0% of outstanding shares).

Proposal 2
For:  7,369,537.931 (equal to 58.7% of outstanding shares);
Against: 0 (equal to 0% of outstanding shares);
Abstain: 0 (equal to 0% of outstanding shares).

Proposal 3
For:  7,369,537.931 (equal to 58.7% of outstanding shares);
Against: 0 (equal to 0% of outstanding shares);
Abstain: 0 (equal to 0% of outstanding shares).